Exhibit 2.8

                             AMENDMENT AGREEMENT TO
                          VOTING AND EXCHANGE AGREEMENT



This amendment agreement (the "Amendment Agreement") is entered into as of January 22, 2002, among ASPi Europe, Inc. ("Pubco"), a Delaware Corporation, GrowthExperts Group Inc. ("GrowthExperts"), an Alberta corporation, Scott Dow ("Trustee") and the Holders of Exchangeable Shares of GrowthExperts as represented by Scott Dow ("Dow").

WHEREAS:

A. Pursuant to a voting and exchange agreement (the "Exchange Agreement") dated as of June 11, 2001 among ASPi Europe, Inc., GrowthExperts Group Inc. (being one of the pre-amalgamated entities of GrowthExperts), Clark Wilson, Barristers and Solicitors, ASPi Alberta Holdings Inc. and the Holders of Exchangeable Shares of GrowthExperts, such parties made appropriate provisions and to establish a procedure whereby the rights to require Pubco to acquire Exchangeable Shares from the Holders thereof (other than Pubco and its subsidiaries) would be exercisable from time to time by such Holders of Exchangeable Shares;

B. Pursuant to an assignment into bankruptcy on December 6, 2001 of GrowthExperts it was deemed desirable to effect an amendment to the Exchange Agreement so as to delete the voting rights granted therein to Holders of Exchangeable Shares by Pubco and to delete the right of each Holder of Exchangeable Shares to convert such Exchangeable Shares into common shares of Pubco;

C. Pursuant to the terms of the Exchange Agreement and in particular, Article 12 thereof, a meeting of the Holders of Exchangeable Shares was held on January 22, 2002 whereat in excess of two-thirds (66.67%) of the votes cast by the Holders of Exchangeable Shares, in person or by proxy, approved the following amendments to the Exchange Agreement and designated Scott Dow as the representative of the Holders of Exchangeable Shares to execute this Amendment Agreement; and

D. As a result of the assignment into bankruptcy of GrowthExperts, the law firm of Clark Wilson, Barristers and Solicitors, being the original Trustee to the Exchange Agreement resigned as trustee and pursuant to section 10.1 of the Exchange Agreement, Pubco and GrowthExperts has appointed Scott Dow, being a director of GrowthExperts, as successor Trustee for the purposes of the Exchange Agreement.

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Amendment Agreement and for other good and valuable consideration (the receipt and sufficiency which are hereby acknowledged) the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Exchange Agreement.


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2.          The Exchange  Agreement is hereby amended by deleting therefrom in their entirety, Articles 3, 4, 5 and 11.

3. The Exchange Agreement is hereby amended by deleting from Article 1 the following definitions: "Pubco Meeting", "Pubco Consent", "Equivalent Vote Amount", "Stockholder Votes", "List", "Exchange Right", "Exchangeable Share Consideration", "Retraction Call Right", "Redemption Call Right", "Liquidation Call Right", "Insolvency Event", "Automatic Exchange Rights", "Share Price", "Officer's Certificate", "Share Consideration", "Retracted Shares", "Liquidation Event", "Liquidation Event Effective Time" and "Pubco Successor".

4. Section 13.1 of the Exchange Agreement is hereby amended by deleting paragraph (b) therefrom and replacing such paragraph with the following:

            "(b) each of Amalco and Pubco elects in writing to terminate the Trust and such termination is approved with Exchangeable Shareholder Approval; or".

5. Section 13.1 of the Exchange Agreement is hereby amended by adding the following as paragraph (c) to such section:

            "(c) any proceedings are initiated to adjudicate Amalco a bankrupt or insolvent and Pubco elects to terminate this Agreement whereupon any and all of Pubco Special Voting Stock shall be automatically cancelled on the books and records of Pubco, the Voting Share shall forthwith thereafter be returned to Pubco by the Trustee for cancellation and this Agreement shall terminate.".

6. Section 13.2 of the Exchange Agreement is hereby deleted in its entirety and is replaced with the following:

            "13.2       Survival of Agreement

            Articles 8 and 9 hereof shall survive any termination of the Trust and this Agreement."

7.          In all other respects, the Exchange Agreement remains unamended.

8. This Amendment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respect of successors and permitted assigns and to Holders of Exchangeable Shares.

9. This Amendment Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

10. This Amendment Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be taken together to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereby have caused this Amendment Agreement to be duly executed as of the date first above written.

ASPi EUROPE, INC.

per:
      "Patrick McGrath"
--------------------------
Authorized Signatory



GROWTHEXPERTS GROUP INC.

per:
      "Scott Dow"
--------------------------
Authorized Signatory



SCOTT DOW as Trustee


      "Scott Dow"
--------------------------
Scott Dow



As duly appointed authorized representative of the Holders of Exchangeable Shares in GrowthExperts Group Inc.



      "Scott Dow"
---------------------------
SCOTT DOW